Independent Auditors' Consent



The Board of Directors
Industrial Indemnity Holdings, Inc.:

We consent to the inclusion of our report dated January 14, 1997, with respect to the consolidated balance sheets of Industrial Indemnity Holdings, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K/A of Fremont General Corporation dated August 1, 1997.




                                                    KPMG Peat Marwick LLP


San Francisco, California
October 13, 1997